EXHIBIT 99
     NS GROUP, INC. (Company Logo Here)

     FOR IMMEDIATE RELEASE -- September 29, 1995

     Contact:  Clifford R. Borland
               President and Chief Executive Officer
               NS Group, Inc.
               (606) 292-6809

     Newport, Kentucky -- NS Group, Inc.   announced today
     that it expects to incur a loss before extraordinary charge for its fiscal 1995 fourth quarter ending September 30, 1995. The expected operating results will be substantially below analysts' published estimates.
     C. R. Borland, President and Chief Executive Officer commented "While the tubular markets have remained generally favorable, we incurred numerous unexpected operational problems in the fourth quarter, principally at our welded tubular facilities at Newport. Production efficiencies and volume at Newport were impacted by a number of unplanned equipment outages, as well as difficulties encountered in starting up new equipment. As a result, production costs and shipments in the fourth quarter are being negatively impacted. In addition, extraordinary weather conditions in August affected productivity and resulted in numerous power curtailments at both of our steel companies."

     NS Group, Inc. is a holding company that owns four operating subsidiaries: Newport Steel Corporation, a manufacturer of welded tubular steel products and hot rolled coils; Koppel Steel Corporation, a manufacturer of seamless tubular steel products, special bar quality products and semifinished products; Erlanger Tubular Corporation, a processor of tubular products; and Imperial Adhesives, Inc., a manufacturer of industrial adhesives products. NS Group, Inc.'s common stock (symbol: NSS) is traded on the New York Stock Exchange.